Exhibit 99.02

Murphy Analytics
April 19, 2011 Equity Research

Initiating Coverage:
Tibet Pharmaecuticals, Inc.
NASDAQ: **TBET**

Executive Summary

TBET Corporate Description:

Based in Shangri-La County, Yunnan Province, China, Tibet Pharmaceuticals, Inc. (Nasdaq:TBET - News) is a is a rapidly growing specialty pharmaceutical company engaged in the research, development, manufacturing, and marketing of modernized traditional Tibetan medicines in China. With 190 full-time employees and nationwide distributors, the company develops both prescription and over-the-counter ("OTC") traditional Tibetan medicines that promote health in human respiratory, digestive, urinary and reproductive systems. Tibet Pharmaceuticals' products are sold throughout China, with a majority of sales concentrated in the southern provinces, most notably the Yunnan Province, where the company's 52,000 sq. ft. fully GMP-certified manufacturing facilities are located. Access to key raw materials that are not readily available outside the province and provides a significant advantage for Tibet Pharmaceuticals.


二十八味槟榔丸

Outlook for TBET Markets:

Driven by rising individual wealth, an aging population, PRC policy and market forces, governmental and consumer Spending on healthcare in China is expected to reach $600 billion in 2015, a 3-fold increase over 2000.

Declared a "national strategic industry" in the PRC, Traditional Chinese Medicine ("TCM") enjoys governmental support and is considered mainstream medicine in China, accounts for 21% of all medicine sold domestically. Although it represents a small percentage of the overall TCM market currently, Traditional Tibetan Medicine is growing at an estimated 50% per year, according to one estimate.



Outlook for TBET:

TBET had $16.4 million working capital as of 12/31/10 and subsequently received $14.4 million in net proceeds from the Company's January 2011 Initial Public Offering. As reported in the Company's 10-K, which includes financial statements audited by New York based ACSB, TBET net sales increased over 40% in 2010 and have doubled since 2008. TBET generated $13.3 million in Income from Operations in 2010. Murphy Analytics (MA) estimates that the Company will deliver $14.3 million in Income from Operations, assuming only 10% revenue growth, which seems conservative relative to historical results. This translates into approximately $0.96 per share, including an estimated $0.24 per share tax holiday TBET will enjoy through 2011. At a recent price of $4.10, TBET is trading at approximately 3.7x 2010 EPS. As presented later in the report, ETF's with some relevance to TBET operations are trading at P/E multiples ranging from 12.5xto 17.7x, with an average around 15x. At a conservatively forecast revenue growth rate, MA expects TBET will generate $0.72 per share in ongoing earnings from operations. Applying a multiple of 15x earnings translates into a price of $10.80. Given the conservative growth assumption and the additional $0.24 per share in expected tax savings for TBET for 2011, Murphy Analytics is initiating coverage on TBET with an $11.00 twelve-month price target.

TBET Recent Price	**$4.10**	**Please review the risk factors outlined later in this report and the important disclosures and disclaimers at the end of this report.**
Outstanding Share Estimate	**14,812,500**	
TBET - Market Cap Estimate	**$60.7 Million**	
MA 12-Month Price Target for TBET	**$11.00**	

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Page 1 of 31

Murphy Analytics

April 19, 2011 Equity Research

Initiating Coverage:

Tibet Pharmaecuticals, Inc.

NASDAQ: TBET

TBET Initiation Report: Table of Contents

TBET Management 3

TBET Operational Overview 4

Highlights of the PRC Government 3-Year Health Plan 17

Highlights from the PRC Government White Paper

“Status Quo of Drug Supervision in China”18

Chinese Economic Data from the US-China Business Council 19

Discussion of TBET Financials 20

TBET Initial Public Offering, Share Count, and Use of Proceeds 22

Potential TBET Cash Flows 23

PowerShares Dynamic Biotechnology & Genome Portfolio

(Fund) and Dynamic Pharmaceuticals Portfolio (Fund) 25

PowerShares Golden Dragon Halter USX China Portfolio (Fund)

and PowerShares Zacks Micro Cap Portfolio (Fund) 26

U.S. Dollar and Chinese Yuan Renminbi 27

TBET Corporate Structure 28

TBET Risks 29

TBET and Comparable ETF Performance Chart from quotemedia.com 30

Glossary of Select Abbreviations 30

Murphy Analytics Disclosures and Disclaimers 31

Company Contact Information

Financial Communications Contact:

Trilogy Capital Partners - Asia

Darren Minton, President

Toll-free: 800-592-6067

info@trilogy-capital.com

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Murphy Analytics

April 19, 2011 Equity Research

Initiating Coverage:

Tibet Pharmaecuticals, Inc.

NASDAQ: TBET

TBET Management

Taylor Z. Guo - Chief Executive Officer

Mr. Taylor Z. Guo. Mr. Guo has served as a director and CEO since 2010; he also has served as the General Manager (or CEO) of TBET’s operating entity in China since mid-2009. From 2004 to 2009, Mr. Guo was director of Bao-Wei Electronics Limited. Mr. Guo holds a bachelor degree from Dalian University of Technology and a MBA from University of Minnesota. Mr. Guo was nominated as a director because of his operating and management experience.

Sabrina Y. Ren - Chief Financial Officer.

Ms. Sabrina Y. Ren has served as Chief Financial Officer since 2010; she serves in the same position for TBET’s operating entity. From 2000 through 2009, she worked for Yunnan Kangle Pharmaceuticals Co., Ltd. Ms. Ren holds a bachelor degree of Accounting from Henan Financial Institute. Ms. Ren has been retained because of her significant finance and accounting experience, especially in pharmaceutical companies.

Hong Yu - Chairman of the Board.

Mr. Hong Yu has served as Chairman since April 2010. Mr. Yu is the founder of TBET’s operating entity in China, and has served as its Chairman of the Board and General Manager (roughly equivalent to Chief Executive Officer) from 2000 until mid-2009. Mr. Yu holds a MBA from Yunnan Finance and Trade Institute. Mr. Yu was nominated as a director for his knowledge with Tibetan culture and medicine and his leadership of the Company.

Dr. Wenbo Chen – Director.

Dr. Wenbo Chen. Dr. Chen has served as an independent Director since April 2010. Dr. Chen has been chairman and chief physician of Beijing Medical Center of Famous Physicians since 1993, professor of Beijing University of Chinese Medicine since 1990. Dr. Chen also serves as director of China Geriatric Association and director of Beijing Association of Chinese Medicine. From 1981 through 1998, Dr. Chen was dean and president of Beijing Gulou (Drum Tower) Hospital of Chinese Medicine. Dr. Chen is recognized as a national level expert in traditional Chinese medicine. He was awarded “China’s 100 Top Doctors in Traditional Chinese Medicine”, and enjoys government special allowance issued to him by China Department of State. Dr. Chen has published many books, research papers, and articles. He was the editor for the Journal of Traditional Chinese Medicine. Dr. Chen was nominated as a director because of his outstanding industry knowledge and reputation.

Youhang Peng – Director.

Mr. Youhang Peng. Mr. Peng has served as an independent Director since April 2010. Since 2004, Mr. Peng has been the Senior Managing Director of Caybridge International, Inc., whose principal address is in Coppell, Texas. Mr. Peng holds a bachelor degree from Tsinghua University and a master degree from University of California at Davis. Mr. Peng was nominated as an independent director because of his experience in capital markets.

Solomon Chen – Director.

Mr. Solomon Chen. Mr. Chen has served as an independent Director since April 2010. Since 2004, Mr. Chen has been audit manager of Deloitte Touche Tohmatsu CPA (Shenzhen). Mr. Chen holds a bachelor degree from Xiamen University. Mr. Chen is a Certified Public Accountant (China) and a Certified Tax Accountant (China). Mr. Chen serves as the Audit Committee financial expert. Mr. Chen was nominated as an independent director because of his experience in audit, accounting, internal control review, and transactional advisory experience in merger Top Photo: Tibet Pharmaceuticals’ Main Office and acquisitions.

Employees: As of 12/31/10, TBET had 190 full time employees and 31 part-time employees.

Note: Chairman Hong Yu has a 22.1% beneficial interest in TBET common shares and CEO Taylor Guo has a 30.3% beneficial interest.

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Murphy Analytics

April 19, 2011 Equity Research

Initiating Coverage:

Tibet Pharmaecuticals, Inc.

NASDAQ: TBET

TBET Operational Overview

Introduction

TBET is a specialty pharmaceutical company focusing on the research, development, manufacturing and marketing of modernized traditional Tibetan medicines. TBET conducts business through an operational entity, Yunnan Diqing Shangri-La Tibetan Medicine Co., Ltd. (“YSTP”), located in Yunnan Province, China. The Company controls YSTP’s operations through a series of contractual arrangements between wholly-owned subsidiary (“WFOE”), and YSTP. YSTP is a variable interest entity whose shareholders have granted to Yibo Information Consulting (Shenzhen)Company Ltd. the exclusive right to control it in exchange for YSTP shareholders receiving an equity interest in TBET. YSTP develops products in China for promoting health in human respiratory, digestive, urinary and reproductive systems. Its five SFDA approved modernized traditional Tibetan medicines are designed to address attractive market opportunities. YSTP’s product development pipeline includes potential expanded uses of its existing products for additional medical indications and a number of new product candidates that are intended to address significant medical health needs in China. YSTP currently sells both prescription and over-the-counter traditional Tibetan medicines. It has developed and presently is selling five pharmaceutical products, all of which have received Chinese-government approval.

YSTP’s principal commercialized product is its 25 Ingredients Mandrake Pill, which is authorized by the SFDA for use to regulate menses to treat endometritis as well as pelvic inflammations and women’s anemia. YSTP’s second largest selling product is its 28 Ingredients Pinang Pill, which the SFDA approved for use in relieving waist and hip pain, as well as for the treatment of pus hematuria and testis swelling. YSTP has received SFDA approval for a sixth product, and is evaluating market potential for it before beginning commercialization. In addition, YSTP is in the process of developing several additional products for which it hopes to secure government approval and to commercialize in the future. YSTP sells its products principally to distributors in China, who in turn sell them chiefly to hospitals, hospital pharmacies and retail pharmacies.

TBET Geography Provides Key Access to Markets and Raw Materials

YSTP’s products are sold throughout China. A majority of its sales are concentrated in the southern provinces of China, most notably Yunnan Province (where YSTP is located), Guangdong Province, and Zhejiang Province. The headquarters and YSTP’s manufacturing facilities are located in Shangri-La County, in Yunnan Province and close to the source of the raw materials YSTP uses to formulate its medicines. The office facility is located in a single building having 17,014 square feet; the manufacturing facility is in a single building of 52,374 square feet. The Company recently established a small new headquarters office in Hong Kong. TBET may expand YSTP’s production facility and purchase additional machines to expand its production capacity, and has a tentative plan to expend approximately $2.2 million to upgrade production capabilities.

Yunnan Province is part of the Tibetan Plateau, a massive area at generally high altitude that is the habitat for a wide variety of plant species not readily found elsewhere. The Province has been said to have the greatest biodiversity of any area in China, and to host 60 percent of the plants used in traditional Chinese medicine. The vast Qinghai-Tibet Plateau area and the complicated and varied nature conditions make it possible for versatile plant, animal resources and the unique resource advantage for cultivation and development of Tibetan Medicine.

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Murphy Analytics

April 19, 2011 Equity Research

Initiating Coverage:

Tibet Pharmaecuticals, Inc.

NASDAQ: TBET

Traditional Chinese Medicine (TCM) – 21% of all Medicine Sold In China

TBET believes that TCM is and will remain mainstream medicine in China and that a majority of Chinese consumers gives equal consideration to Western medicine and traditional Chinese medicine in choosing a medicine. According to the China Statistical Yearbook 2006-2008, traditional Chinese medicine accounted for approximately 21% of all medicines sold in China, based upon the sales revenues for each year between 2005 and 2007. Similarly, the consulting firm Helmut Kaiser estimated that, in 2005, the output value of TCM amounted to RMB110.3 billion, accounting for a quarter of the overall output value in China’s medical industry. It also stated that the net yield and profits of TCM production is much higher than the average for the country’s medical industry. The total TCM market in China will rise to about RMB 188.5 billion in 2015. Traditional Tibetan Medicine, which TBET produces, is a small segment of the overall TCM market.

Traditional Chinese medicine has been widely used in China for thousands of years and is therefore deeply ingrained in Chinese culture. The theory underlying traditional Chinese medicine is that the human body is a dynamic energy system, or Qi, that needs to harmonize and balance the different energies within it. Under this theory, a person becomes ill because his or her body experiences disharmony or an imbalance of energy. Traditional Chinese medicine seeks to restore harmony and the balance of energy within the patient’s body, thereby preventing, mitigating or curing diseases.

Historically, traditional Chinese medicine consisted primarily of mixtures of dried herbs and, in some cases, animal parts and minerals. In recent decades, pharmaceutical companies in China have applied modern production technologies to extract active ingredients out of the mixtures and formulate the extracts into a variety of dosage forms such as tablets, capsules and granules, which TBET refers to as modernized traditional Chinese medicines. These modernized formulations offer patients convenient forms of traditional Chinese medicine and also substantially improve their quality, consistency and dosage precision.

In general, traditional Chinese medicine has long been perceived by many Chinese to be safe and efficacious, while causing fewer side effects than Western medicine. Regulations regarding the safety and efficacy of traditional Chinese medicine in China are administered by the SFDA, the same regulatory agency responsible for oversight of Western medicine.

In 2008, 2,688 out of a total of 19,712 Chinese hospitals were designated as traditional Chinese medicine hospitals, according to the Chinese Ministry of Health Statistical Yearbook 2009. In addition to these traditional Chinese medicine hospitals, a significant majority of hospitals in China, including Western medicine hospitals, has a department dedicated to traditional Chinese medicine, and doctors with Western medical training in other departments of the hospital can also prescribe traditional Chinese medicine to their patients. By the end of 2008, China had 23 government medical schools specializing in traditional Chinese medicine education and practice. Western medical schools in China also offer traditional Chinese medicine curricula to their students.

The Chinese government is committed to supporting and promoting the development of traditional Chinese medicine. In the Chinese pharmaceutical industry five-year plan released in June 2006 by the National Development and Reform Commission, or the NDRC, the NDRC identified traditional Chinese medicine, particularly traditional Chinese medicines used for the treatment of diseases prevalent among middle-aged and elderly people, as a priority area that will receive governmental support. The State Administration of Traditional Chinese Medicine, a national government agency, formulates traditional Chinese medicine industry policies for the development of traditional Chinese medicine and provides research grants for traditional Chinese medicine research and development.

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Murphy Analytics

April 19, 2011 Equity Research

Initiating Coverage:

Tibet Pharmaecuticals, Inc.

NASDAQ: TBET

Traditional Tibetan Medicine

Tibetan medicine has developed over the past seventeen centuries into a significant system to promote health and treat maladies. While traditional Tibetan medicine is generally considered alternative medicine in the West, it is accepted as mainstream medical practice in China and is regulated as such by the SFDA.

Tibetan medicine relies on treatments involving diet, behavior modification, herbal medicines and physical therapies. While changes in diet (types and amount of food and number and times of daily meals) and behavior (meditation, exercise, sleep and eating patterns) are generally considered important first treatments in Tibetan medicine, herbal medicines are typically the most common and important element of treatment. If necessary, Tibetan medicine also incorporates physical therapies such as acupuncture, massage, cupping, moxibustion (heating/ burning herbs on the body) baths and inhalation therapy. Tibetan herbal medications, the type of products TBET develops and sells, are composed of a wide variety of medicinal herbs, minerals and, to a lesser extent, animal substances.

Medications always consist of several ingredients, generally consisting of one major group of ingredients and two minor groups. The major group is addressed to the intended effect. One minor group supports the major group, and the other minor group is intended to help suppress unwanted side effects.

TBET Competition

The Tibetan medicine industry is only one small a segment of the TCM sector. It is now in a transition stage, evolving from a sector dominated by small, backyard enterprises to one increasingly characterized by larger-scale, industrial operations. TBET competitors can be divided into two categories:

- State-run pharmaceutical companies, such as Jingqiu Tibetan Medicine, Jinhe Tibetan Medicine and Tibetan Pharmaceutical Factory; and

- Private or joint-venture enterprises, such as the Cheezheng Tibetan Medical Group and Niemula Tibet Medicine.

The state-owned enterprises have access to state financial and political support. They also entered into the market earlier than TBET, and thus have accumulated management experiences and personnel in the Tibetan medicine business. Meanwhile, the joint-venture enterprises, like TBET, entered into market later, but some have grown quickly.

Currently the Tibetan drug manufacturers can be divided into two other categories. One category is comprised of many traditional Tibetan medicine companies that produce a variety of different products relies principally on medicinal formulations that have been “inherited” and used for many, many years. The other category, comprised of far fewer companies, employs more modern manufacturing techniques and research and development capabilities to formulate new products. Typically companies in this second category, including TBET, focus on fewer products but higher quality and modern techniques. Other examples include Tibet Medicine Industry Company and Cheezheng Tibetan Medicine Company. The former one has developed emergency life saving medicine — rh-BNP for acute heart failure — which has helped to persuade people that Tibetan drug manufacturers do not only rely on the sale of selling biological resources; the latter’s leading product, Cheezheng Pain Relieving Plaster, generated annual sales in 2009 of $59.7 million, demonstrating the commercial potential for Tibetan medicine. According to China Medicine Source Net (CMSN), there exist more than 100 Tibetan medicine enterprises throughout China, of which about 40 have secured GMP authentication. In 2006, 17 GMP-certified Tibetan medicine manufacturers in Tibet Autonomous Region have total annual industrial output of RMB 623 million. China’s Tibetan medicine industry was about RMB1 billion in size in 2006, about 0.5% of China’s total pharmaceutical industry. The Tibetan medicine industry is believed to be growing rapidly: CMSN projected the Tibetan medicine industry as a whole to be growing at an average annual rate of about 50%. Principal Bases of Competition include:

- brand name and reputation;

- price;

- perceived efficacy;

- side effects;

- marketing ability;

- economies of scale;

- customer service and customer support capabilities; and

- customer base and customer loyalty.

TBET believes that its experience, relatively large size, attention to R&D and quality control, product quality and modern manufacturing and marketing techniques all position the Company to compete effectively in the areas listed above.

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Murphy Analytics

April 19, 2011 Equity Research

Initiating Coverage:

Tibet Pharmaecuticals, Inc.

NASDAQ: TBET

TBET’s Principal Competitors in the Traditional Tibetan Medicine Sector

TBET face direct competition from other China-based manufacturers of traditional Tibetan medicines. The Company believes that the primary traditional Tibetan medicines manufacturers competing with the 25 Ingredients Mandrake Pill are Qinghai Jinke Tibetan Medicine Co., Ltd. and Qinghai Crystal Beads Tibetan Medicine Hightech Industry Co., Ltd. Both companies are PRC domestic pharmaceutical companies. The following chart sets forth the primary competitors that compete with YSTP’s other principal products:

- 28 Ingredients Pinang Pill: Donggeer Pharmaceuticals Co., Ltd. Xiongbalaqu Shenshui Tibetan Medicine Factory

- 18 Ingredients Chebulic (Myrobalan) Frusemide Pill: Tibet Shenhou Pharmaceutical Co., Ltd. Qinghai Caidamu High-tech Medicine Co., Ltd.

- 15 Ingredients Gentiana Pill: Ningxia Duowei Pharmaceutical Co., Ltd. Qinghai Dimaer Tibetan Pharmaceutical Co., Ltd.

- Pomegranate Nichirin Pill: Linzhiyutuo Tibetan Pharmaceutical Co., Ltd., Qinghai Tongtianhe Tibetan Medicine Co., Ltd.

TBET Trade Secrets

Many elements of YSTP’ pharmaceutical formulation, manufacturing and delivery methods and processes involve proprietary technologies, processes, know-how or data that are non-patentable. Other methods and formulations may be patentable, but TBET has determined that its business interests are better served by trying to protect them as trade secrets or confidential information. TBET relies heavily on trade secret protection and confidentiality agreements rather than patent laws to protect rights in these proprietary technologies, processes, know-how and data. YSTP has taken security measures to protect its trade secret rights in this regard. For example, all research and development personnel have entered into confidentiality, non-competition and proprietary information agreements. In addition, YSTP maintains a segregation of duties among personnel involved in different stages of its production process. This segregation reduces the risk that a breach of these protections by any single staff member would result in a leakage of the entire production process of YSTP’s products. It also implements other precautions, such as internal document controls and network assurance procedures and the use of a separate dedicated computer server, for its proprietary information and technical data.

China’s Healthcare Industry - $600 Billion by 2015

In April 2009, the Chinese government implemented large-scale healthcare reform. The State Council allocated $123 billion as part of its New Medical Reform Plan. In addition, the plan includes significant improvements to health care facilities and expansion of China’s health related infrastructure. A recent OECD study indicates that spending hikes and regulatory changes in China have contributed to significant growth in health-care spending in the country, and that such spending in 2010 is likely to increase another 8.7 percent, with about 4.5 percent of gross domestic product (GDP) allocated to healthcare, half of which comes from the private sector. The consulting firm Scientia Advisor projects that healthcare spending in China will reach $600B by 2015, a threefold increase over 2000 expenditures.

The Chinese government aims to improve the urban healthcare system by rebuilding and restructuring approximately 3,700 existing urban community health centers and 11,000 community health clinics. The plan will also accommodate the development of approximately 2,400 new urban health centers. In effect, the plan de-emphasizes the prevalence of large, magnet facilities in favor of smaller, more accessible clinics. In addition, the plan is designed to improve dramatically medical services available for the 800 million rural poor in China. Through the plan, the Chinese government contemplates the development of clinics in every village and a hospital in every county in China by the end of 2011. If successfully implemented, the plan would result in at least 2,000 new county hospitals and 29,000 village clinics.

The rapid increase in the per capita disposable income of Chinese urban residents and the increase in the number of elderly people in China in recent years have resulted in increasing spending on prescription and OTC medicines, including traditional Chinese medicine.

China’s Market for Pharmaceutical Products

The pharmaceutical market in China has grown rapidly in recent years. According to Business Monitor International, the total sales of medicines in China, including prescription and over-the-counter medicines, was US$33.9 billion (approximately www.MurphyAnalytics.com | www.TibetPharmaceuticals.com

Murphy Analytics

April 19, 2011 Equity Research

Initiating Coverage:

Tibet Pharmaecuticals, Inc.

NASDAQ: TBET

RMB257 billion) in 2007, representing an increase of 25.6% from 2006 and a 2003-2007 CAGR of 17.8%. Business Monitor International estimates that the Chinese market became the eighth largest pharmaceutical market in the world in 2007 from ninth in 2006.

Sales of prescription medicines are the principal component of pharmaceutical expenditures in China and are mostly made in hospitals. According to Business Monitor International, sales of prescription medicines grew from US$14.1 billion in 2003 to US$26.4 billion in 2007, representing a CAGR of 17.0%. In 2007, total sales of prescription medicines represented 77.9% of China’s total expenditures on medicine sales. The remaining expenditures were spent on over-the-counter medicines. In 2007, sales of over-the-counter medicines amounted to US$7.5 billion, representing a CAGR of 21.0% from 2003 to 2007. In addition to the primary growth drivers of healthcare spending in China described above, another factor expected to increase the amount of healthcare spending in China is the growing trend of PRC consumers to purchase non-prescription, over-the-counter medicines in non-hospital retail pharmacies. The following chart sets forth the trend of PRC expenditures for prescription and over-the-counter medicines in the periods indicated.

Expenditures (US$ in billions)

30

25

20

15

10

5

0

14.1

3.5

16.2

4.2

18.5

4.9

21.2

5.8

26.4

7.5

2003 2004 2005 2006 2007

Prescription Medicines Over-the-Counter Medicines

Rapid Growth in the Pharmaceuticals Market

The Chinese pharmaceuticals market is fragmented but rapidly growing. According to Business Monitor International, the total sales of medicine in China grew at a CAGR of approximately 17.8% from 2003 to 2007, which the Company believes was driven by favorable socio-economic factors and strong government support. Furthermore, the Chinese government has recently announced a reform plan to spend RMB850 billion on health care, which is in addition to the regular healthcare budget, from 2009 to 2011 in order to increase the availability of healthcare, basic medicines and health insurance coverage in China. As a comparison, in 2007, the total healthcare expenditure in China was approximately RMB1.1 trillion, of which approximately RMB230 billion was government spending, according to the Ministry of Health.

The healthcare reform plan is expected to accelerate growth in the Chinese pharmaceutical industry. Pharmaceutical sales and usage play a larger role in the Chinese health-care market than in the health-care sectors of many other countries. With a small share of the population presently enjoying insurance coverage, a still-developing state health-care system, and a massive rural and relatively poor population, individuals (who generally must pay for care out of pocket) and health-care providers rely heavily on medicines, both traditional and modern.

One report states that the share of health-care spending devoted to pharmaceuticals in China is three times that of the average for countries in the developed word. In addition to the country’s general economic growth and the government’s emphasis on improving health care. TBET believes that China’s aging population is a key contributor to the increased expenditures on medicines because elderly people on average spend more on healthcare than younger people.

Impact of Aging Population

In China, each urban resident over age 60 on average spent approximately RMB984.0 (US$126.1) on medicines in 2000, five times the average spending by an urban resident below age 60 in the same year, according to the China Industry Development Report for the Pharmaceutical Industry 2004 published by the China National Information Center. The portion of the Chinese population aged 60 and above has increased in both absolute numbers and as a percentage of the total population, and this trend is likely to continue in the next few decades.

According to two surveys conducted by the National Bureau of Statistics in 2000 and 2005, the number of people in China aged 60 and above was approximately 130.0 million in 2000, or 10.5% of China’s entire population, and this number increased to approximately 144.1 million by 2005, representing 11.0% of the population. The significant growth of China’s population aged 60 or above is expected to drive demand for healthcare in China. According to the PRC National Bureau of Statistics,

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Murphy Analytics

April 19, 2011 Equity Research

Initiating Coverage:

Tibet Pharmaecuticals, Inc.

NASDAQ: TBET

the proportion of the population aged 60 or above in China has increased from 11.9% in 2003, or approximately 150.0 million people to 13.6%, or approximately 62.2 million people in 2007. Rising life expectancy is also expected to contribute to the growth of China’s aging population, both as an absolute number and as a percentage of the total population. TBET believes that the aging population in China, which historically spends the most on healthcare, will drive the growth of the PRC healthcare industry.

The prevalence of chronic health problems, such as arthritis, cardiovascular diseases and cancer, is expected to increase with the growth of China’s population aged 60 or above. In addition, as living standards continue to improve and health consciousness grows in China, many lifestyle-related diseases are also increasing and becoming more widespread. For example, Business Monitor International estimates that sales of prescription cardiovascular medicines increased by 87% from US$2,765 million in 2003 to US$5,177 million in 2007, primarily as a result of the rising prevalence of heart disease in an aging population and increasingly unhealthy lifestyles in the population at large.

TBET Does Not Seek Inclusion in PRC’s National Medical Insurance Program

The National Medical Insurance Program (“NMIP”), introduced in 1999, is the largest medical insurance program in China. As of the end of 2006, the number of participants enrolled in this program was 157.4 million, according to a statement made by China’s Ministry of Labor and Social Security (“MLSS”) on January 18, 2007. According to a February 21, 2006 statement by the MLSS, the Chinese government intends to expand the program enrollment to 300 million of China’s urban population by the end of 2010.

TBET believes that only a small percentage of the Chinese population can afford commercial insurance plans and that a majority of the Chinese population has no medical insurance coverage. The national medicine catalog of the NMIP provides guidance on which prescription and OTC medicines are included in the program and to what extent the purchases of these medicines are reimbursable. At present, none of TBET’s commercialized products is eligible for NMIP reimbursement, and the Company does not anticipate seeking inclusion in the NMIP program for its medicines. TBET believes its medicines are better suited to sale at modest prices and in large volume, and that an ample market exists for them among both the insured and uninsured.

Prescription Medicines and Hospitals

Most people in China seek both in-patient and out-patient medical treatments at state-owned hospitals, where doctors may only prescribe medicines that are listed on the hospital’s formulary. Hospital administrators generally decide whether to include a particular medicine on their formulary based upon a number of factors, including doctors’ interest in prescribing the medicine, the cost of the medicine, the perceived efficacy of the medicine and the hospital’s budget. Unlike in the United States, where patients typically fill their prescriptions at pharmacies unaffiliated with hospitals, out-patients in China typically fill their prescriptions at hospital pharmacies. Substantially all hospitals in China are owned and operated by the government. State-owned hospitals generally have effective monopolies in their respective geographic areas, enabling them to use their market power to obtain prescription medicines from pharmaceutical companies at lower prices.

OTC Medicines and Retail Pharmacies

While out patients in China generally fill their prescriptions at hospital pharmacies, they primarily purchase OTC medicines from retail pharmacies. To the extent that a medical condition can be treated with an OTC medicine, many Chinese people choose to purchase an OTC medicine instead of seeing a doctor in a hospital for a prescription medicine.

The retail pharmacy sector in China is highly fragmented. Retail pharmacies in China include pharmacy chain stores, individual stores, retail chain stores with OTC counters, and OTC counters in supermarkets. While they are expanding quickly, neither pharmacy chain stores nor retail chain stores with OTC counters have developed a nationwide presence in China. As a result, retail pharmacies tend to have less bargaining power than hospitals in procuring medicines from pharmaceutical companies. A small portion of retail pharmacies in China is authorized for participation in the NMIP. A program participant may be reimbursed for the cost of a medicine included in the provincial medicine catalog only if he or she purchases that medicine from an authorized retail pharmacy. TBET refers to these pharmacies as authorized pharmacies.

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Murphy Analytics

April 19, 2011 Equity Research

Initiating Coverage:

Tibet Pharmaecuticals, Inc.

NASDAQ: TBET

In 2004, the Chinese government authorities began to enforce the regulation prohibiting advertisement of prescription medicines through mass media. However, OTC medicine can be advertised in the mass media. TBET believes that Chinese consumers purchase OTC medicines based upon brand name recognition.

OTC Tibetan Medicines

Since the implementation of Drug Classified Management, the OTC medicine market developed rapidly in China. According to Business Monitor International, in 1990 the sale of OTC medicines in China was only RMB1.9 billion. In 2007, the total was about RMB51 billion (about $7.5 billion), reflecting a compound annual growth rate of 21%. The OTC pharmaceutical market is expected to increase at a rate of about 15% per year in the future. (“China’s Pharmaceutical Market Growing 15% Annually,” www.medicalnewstoday.com) TCM and Tibetan medicines comprise a significant part of the OTC pharmaceutical market. The rapid development of OTC market therefore promises substantial opportunities for future growth for TCM and Tibetan medicine suppliers.

According to public report by Cheezheng Tibetan Medicine Co., currently, the OTC species have reached 4,488, of which 3,511 or about 78% are traditional Chinese or Tibetan products.

Government Support of Tibetan Medicine

The Chinese government gives strong support to the pharmaceutical industry, especially support to the traditional Chinese and Tibetan medicine industry. China has set the goal to change from a large medicine producing country to a stronger, world first class medicine producing country. China plans to build this solid foundation during its Eleventh Five-year Plan period (2006-2010) by promoting the modernization of traditional Chinese and Tibetan medicine, developing modern biotechnology and creating more effective Chinese and Tibetan drugs made from herbs and other natural ingredients

The Eleventh Five-year Plan, Mid-Term and Long-Term Science and Technology Development Program, Healthcare Industry and Traditional Chinese Medicine Industry Development Plan all have listed the development of folk medicines of ethnic minorities as important issue.

TBET Identifies its Corporate Strengths:

TBET believes that operational entity YSTP has developed a strong position in the traditional Tibetan medicine market as a result of access to raw materials, research and development efforts, a focus on quality control, modern production techniques and effective marketing. The Company believes theses assets position the Company to take advantage of the growth of the Chinese pharmaceutical market generally and the expansion of the traditional Tibetan medicine market in particular. TBET reports its strengths as:

- YSTP has an established portfolio of SFDA-approved pharmaceuticals. YSTP presently markets five products, both prescription and OTC, and TBET believes these products to be the market leaders among modernized traditional Tibetan medicines for the treatment of diseases of the human respiratory system, digestive system, urinary system and gynecological inflammation. TBET believes YSTP’s products are unique in their formulas and composition, and they are well perceived by YSTP’s product users to have high efficacy and low cost compared to YSTP’s competitors.

- Diversity in YSTP’s product offerings. YSTP has developed four major categories of products with the treatment of respiratory, digestive and urinary systems, and reproductive diseases.

- YSTP has developed promising additional products. YSTP has received government approval for the Wupeng Pill, a traditional Tibetan medicine that the Company may introduce this in the market for treating insect bite, pestilence, diphtheria, anthrax, echinococcosis and leprosy. It is also applying for government approval on Xuezang Guben Pill, a product for boosting energy and immune system, treating neurasthenia, insomnia and women’s menopausal symptoms. YSTP also has a number of other formulations in development, some of which are the currently in clinical trials.

- YSTP has strong research and development capabilities. YSTP has employed a large number of senior scientists in Tibetan Medicine. It has established a close cooperation with the China Academy of Medical Sciences and the Second Military Medical University of China People’s Liberation Army (PLA) to ensure research and innovation capacity strength in traditional Tibetan medicines.

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- YSTP employs modern, sophisticated formulation and manufacturing techniques. Medicine products are processed with modern equipment and advanced technology, unlike many traditional Tibetan pharmaceutical products. At the same time, YSTP’s production system consistently adheres to traditional Tibetan medicine principles and concepts, that is, of employing combinations of authentic herbs and traditional processing methods.

- YSTP employs rigorous quality control procedures throughout operations. YSTP devotes substantial effort and attention to quality control, not only in manufacturing, but also in sourcing and selecting raw materials, testing and verifying raw material quality and purity, inspection of product in manufacture and after manufacture, management, and distribution and sales. All commercialized products have GMP certification, and YSTP’s production equipment and facilities also are GMP certified.

- TBET and YSTP have an experienced management team. The management team has extensive experience in the traditional Tibetan medicine sector, including spending the last 10 years exclusively in the Tibetan medicine industry. They have a proven track record of identifying, acquiring and developing modernized traditional Tibetan medicinal products with good sales potential as well as successfully manufacturing, marketing and distributing modernized traditional Tibetan medicine. Both the management team and YSTP’s staff are experienced in operating in the highly-regulated and rapidly-developing Tibetan pharmaceutical sector. YSTP has access to abundant raw materials used in traditional Tibetan medicine, but often not available outside its region. Traditional Tibetan medicines are formulated from a variety of herbs and other ingredients that are available primarily or exclusively in Qinghai-Tibet Plateau.

- YSTP has an established distribution network throughout China. YSTP currently contracts with 19 distributors in China and plan to add to these relationships to target new markets.

TBET Operating Strategies

TBET’s objective is to maintain and strengthen the market leadership of YSTP’s products in Tibetan medicine segment in China, to develop additional products and to increase the sales of YSTP’s other products. The Company will continue to integrate marketing, sales, management, technology, research and development and capital resources, to continue build YSTP’s brand awareness, and to become the market leader for the development, manufacture and commercialization of Tibetan pharmaceutical products. TBET intend to achieve these objectives by taking a variety of steps:

- TBET plans to further promote YSTP’s existing brands to achieve greater market penetration.

- The Company is pursuing a vigorous research and development program to maintain a pipeline of products in development, and to introduce additional products to diversity YSTP’s product offerings.

- TBET is expanding the distribution network to diversify and broaden market penetration.

- The Company will work to further develop procedures and systems to support plans for expansion in research and development, manufacturing and marketing.

- TBET will work to build brand awareness.

- The Company hopes to expand beyond the Chinese market.

- TBET will pursue strategic acquisition and licensing opportunities.

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TBET Products

The five Tibetan medicines that YSTP currently produces are among those Tibetan medicines made with modern drug manufacturing techniques. The manufacturing equipments and techniques are certified under China's national standards of Good Manufacturing Practice (GMP), and are in compliance with applicable regulations of the SFDA, which regulates both the pharmaceutical and the nutraceutical industries in China. The automatic production and testing processes facilitate the accurate execution of the formulae and the quality and quantity of the products. Moreover, the strict quality control and inspection procedures similarly enhance the consistent quality of YSTP's products. The following table identifies the five products YSTP has commercialized to date, and summarizes the manner in which they are distributed - whether by prescription ("RX") or over the counter ("OTC"), and the indications or conditions for which the SFDA has authorized their use:

Product Name	Form of Distribution	Indication	Function / Usage
25 Ingredients Mandrake Pill*	RX, OTC	Gynecology Disease	Authorized for use in regulating menses, treating endometritis, and treating pelvic inflammation and women's anemia. As a prescription medicine, the Mandrake Pill is approved by the SFDA for the treatment of anemia in women, gynecological rheumatism and endometritis and pelvic inflammations. As an OTC medicine, it is approved The Mandrake pill is a formulation comprised of extracts of 25 different plants, including mandrake. It was developed based on a traditional recipe from the Tibet medicine mantra for the treatment of irregular menstruation. Accounts for approximately 50% of revenue.
28 Ingredients Pinang Pill	RX	Urinary Tract	Approved for use in relieve waist and hip pain as well as in treating pus hematuria and testis swelling.
18 Ingredients Chebulic (Myrobalan) Frusemide Pill	RX	Diabetes, Nephropathy	Used for relieving kidney-related back pain, frequent urination, and nocturnal sperm emission.
15 Ingredients Gentiana Pill*	OTC	Respiratory System	Authorized for use in relieving symptoms of respiratory diseases. The Gentiana pill is a formulation comprised of 15 plant extracts and that contains active ingredients in traditional Tibetan medicine literature as having phlegm removal and coughing relieving properties. Accounts for approximately 20% of revenue.
Pomegranate Nichirin Pill	OTC	Digestive System	Used to improve kidney and digestive system function, to relieve back and foot pain, foot edema, frequent urination and impotence.
***The 25 ingredients Mandrake Pill and the 15 ingredients Gentiana pill together account for approximately 70% of TBET revenue.**			

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Manufacturing – Processes, Quality

Control and Capacity

YSTP’s production facilities are located in Shangri-La County, Yunnan Province, a top region in China in terms of production of raw materials used in the manufacturing of traditional Tibetan medicines. Its unique location allows YSTP to maintain close relationships with suppliers of medicinal herbs, to have lower transportation costs and to give the option of farming the Company’s own medicinal herbs, which YSTP believes is a competitive advantage. The Company has a policy of maintaining an inventory of at least a three-month supply of raw materials. The company owns the facility.

Most of YSTP’s products are manufactured from an array of ingredients. Compared to most other producers of traditional Tibetan medicines, YSTP employs relatively sophisticated techniques to formulate and produce products, as well as to maintain quality control of products and production processes. The ingredients used in YSTP products have passed the drug standard issued by the PRC Ministry of Health, and are included in the “Chinese Pharmacopoeia”. YSTP also has a clear inspection standard in place.

The production process YSTP employs involves several different stages, and the process may vary somewhat depending on the product and its ingredients. YSTP’s average pill production time is 11 days, and the finished products are good for 3 years. The various stages of production in YSTP’s manufacturing process, generally speaking, include: formulation of the product; acquiring, coarsely breaking, crushing, filtering and mixing ingredients; testing of the formulation as mixed; conversion of the mixed formulation to pill form; polishing; drying and sterilizing at different points in the process; and multiple stages of packaging and printing.

A key feature of YSTP’s production process, is that the Company inspects and tests the product at multiple stages of the production process, beginning with YSTP’s acquisition of unprocessed raw ingredients, to ensure quality control. YSTP tests ingredients and pills for a variety of attributes, such as ingredient purity, pill weight, pill moisture content, dissolving time, uniformity and manufacturing defects, and sterilization. The Company also tracks the quality of ingredients as received from multiple sources, so as to be able to maximize YSTP’s ability to source ingredients from reliable suppliers. YSTP developed this production process internally over the course of its history, and it works to continue to improve it. YSTP’s production process features a variety of modern manufacturing and testing equipment, and YSTP has made significant investments in the acquisition of modern pharmaceutical production equipment. Illustrations of the types of equipment YSTP employs are as follows: a boiler; a de-ionized water system, dust collecting fine crushing sets; a dryer and sterilizer; an automated pill making machine; a two-state reverse osmosis water treatment device; a blister packaging machine as well as an automatic packaging machine; several different types of grinders as well as cutting and slicing equipment; air blast ovens; ozone sterilization equipment; compressors.

YSTP’s annual manufacturing capacity is 360 million pills. YSTP has the capacity to increase production with its existing facilities and equipments. The Company believes that continuing growth may soon necessitate additional equipment purchases and upgrades to plant facilities. YSTP also anticipates using portions of the IPO proceeds to upgrade YSTP’s production capacity, so it can reach full production limit as the Company grows the business. YSTP’s goal is to eventually increase the annual manufacturing capacity to 500 million pills, or 38% increase over existing manufacturing capacity. This utilization rate is calculated on the basis of one shift per day. YSTP’s facilities can be operated using two shifts per day.

Product Pipeline

YSTP has its own research, development and laboratory facilities and retains its own professional research and development team. The Company is actively developing a number of new medicines and formulations that were primarily acquired from third parties, as well as through joint research and development

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with universities and research institutions. YSTP’s Xuezang Guben Pill, a product for boosting energy and immune system,

treating neurasthenia, insomnia and women’s menopausal symptoms, is now under review for SFDA approval, and the Company hopes to receive approval sometime in 2011. A few other products are currently in clinical trials and are, YSTP believes, particularly promising.

Research and Development

Unlike many producers of traditional Tibetan medicines, YSTP devotes considerable effort to product research and development, which efforts the Company believes contribute greatly to success and opportunities for growth. YSTP’s research and development department is responsible for new medicine initiation and approval, research and development, new medicine trial production, technology project application, and communication with universities and research institutes. Its R&D department is also responsible for analyzing potential drug projects, starting the establishment, intermediate evaluation, consultation, acceptance and other works of research and development projects. As of October 31, 2010, YSTP’s research and development team consisted of 11 experienced researchers, engineers and developers. Of these, one holds a doctorate, two have masters degrees, four have bachelor degrees and four have associate degrees. In addition, some of its support employees regularly participate in its research and development efforts. YSTP has developed R&D cooperative relationships with universities and medical institutes, including with China Academy of Medical Science Institute, and the Second Military Medical University of China.

Distributors and Customers

YSTP sells its products to independent distributors who resell these products to hospitals, clinics, retail pharmacies and other healthcare institutions throughout China. These distributors also handle distribution logistics, warehousing and transportation. YSTP’s products are not sold directly to hospitals or retail pharmacies. The Company has appointed nineteen regional distributors across China, most of which are large pharmaceutical distribution companies affiliated with provincial or municipal governments in the provinces or cities in which they operate. YSTP selects distributors based on their reputation, market coverage and sales experience, as well as financial and economic capabilities. The Company typically enters into annual supply contracts with YSTP’s regional distributors, renewable for one year or more upon their expiration. These supply contracts set forth the target sales revenues and product prices and contain guidelines for the sale, order, delivery and payment arrangement of YSTP’s products, including restrictions on the territories in which the products may be sold. In 2008 and 2009, sales to the top five distributors collectively accounted for 69% and 62% of net revenues, respectively. In 2010, two distributors together accounted for over 28% of sales. In the future, YSTP plans to expand significantly the number of distributors, both to lessen dependence on existing distributors and to increase market penetration. YSTP presently plans to expend approximately $5.8 million over a two-year period to recruit additional distributors, achieve broader geographic coverage throughout China, and generally to strengthen the distribution network. The ultimate customers of YSTP’s prescription products are principally hospitals and hospital pharmacies. The ultimate customers of YSTP’s OTC products are primarily retail pharmacies.

Suppliers

YSTP purchases raw materials from local farmers who either locally grow the plants or harvest them. It also purchases raw materials from local open markets where there exist many pharmaceutical stores who are specialized in supplying raw materials for production of Tibetan medicine. YSTP’s supplies consist primarily of raw materials for drug production. The Company believes the materials provided by YSTP’s suppliers are widely available and do not anticipate that it will be unable to obtain these materials from other suppliers in the event the principal suppliers are unable or unwilling to supply YSTP.

Marketing and Sales

YSTP markets and sells YSTP’s products principally through YSTP’s distribution network. YSTP does not finance distributor advertising and promotion directly, but it does provide information and support to its distributors. The Company does expect distributor promotion of YSTP’s products, and looks for evidence of this as it monitors YSTP’s distributor network. In addition to promoting YSTP’s products to distributors and others, as the Company works work to expand the distribution network, YSTP also directly promotes its products to end users through advertising on radio and a variety of print media. YSTP’s efforts to strengthen the distribution network and to

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market directly to end users are both parts of the general effort to build brand awareness and name recognition.

Intellectual Property

YSTP relies primarily on a combination of trademark and trade secret protections, as well as employee and third-party confidentiality agreements to safeguard YSTP’s intellectual property.

Trademarks

The Chinese have domestic laws for the protection of rights in copyrights, patents, trademarks and trade secrets. The Chinese are also a signatory to all of the world’s major intellectual property conventions, including:

- Convention establishing the World Intellectual Property Organization (WIPO Convention) (June 4, 1980);

- Paris Convention for the Protection of Industrial Property (March 19, 1985);

- Patent Cooperation Treaty (January 1, 1994);

- The Agreement on Trade-Related Aspects of Intellectual Property Rights (TRIPs) (November 11, 2001).

The Chinese Trademark Law, adopted in 1982 and revised in 2001, with its implementation rules adopted in 2002, protects registered trademarks. The Trademark Office of the State Administration of Industry and Commerce (“SAIC”), handles trademark registrations and grants trademark registrations for a term of ten years.

YSTP markets Xiangbala Jidan under a trademark that combines graphic designs and Tibetan characters of “Shangri- La.” YSTP owns and maintains eight registrations of Company trademarks in the PRC, including registrations of combinations of the Chinese characters and graphic designs for “Zangyu”, “Shengke” and “Xiangbala Jidan”, and “Baofuwan.” Environmental Matters

Medicine manufacturers in China must comply with environmental laws and regulations stipulated by the state, provincial and local environment protection authorities. Relevant laws and regulations include provisions relating to the treatment of sewage and exhaust fumes and the limitation of industrial pollution. Pharmaceutical companies are required to carry out an environmental impact assessment before commencing construction of their main production facilities as well as to construct accompanying pollution treatment facilities.

The major waste products of YSTP’s manufacturing processes include:

- organic waste from the extraction process – the Company has set aside a specific area within YSTP’s facility to gather this organic waste for local farmers to remove and use as fertilizer;

- waste water – YSTP has its own waste water treatment facilities to treat the waste water from its production processes; and

- alcohol – YSTP has its own facilities for recycling alcohol.

The Company believes YSTP complies with the Environmental Protection Law of China as well as the applicable local regulations. In addition to statutory and regulatory compliance, YSTP works to actively ensure the environmental sustainability of its operations. Penalties would be levied upon YSTP if it fails to adhere to and maintain certain standards. Such failure has not occurred in the past, and the Company generally does not anticipate that it will occur in the future, but no assurance can be given in this regard.

Price Controls

The retail prices of prescription and OTC medicines that are included in the national medicine catalog are subject to price controls administered by the Price Control Office under the National Development and Reform Commission, or the NDRC, and provincial price control authorities, either in the form of fixed prices or price ceilings. The controls over the retail price of a medicine effectively set the limits for the wholesale price of that medicine. From time to time, the NDRC publishes and updates a national list of medicines that are subject to price control. Fixed prices and price ceilings on medicines are determined based on profit margins that the NDRC deems reasonable, the type and quality of the medicine, its production costs, the prices of substitute medicines and the extent of the manufacturer’s compliance with the applicable GMP standards. The NDRC directly regulates the price of some of the medicines on the list, and delegates the power to provincial price control authorities to regulate the remainder on the list. For those medicines under the authority of provincial

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price control authorities, each provincial price control authority regulates medicines manufactured by manufacturers registered in that province. Provincial price control authorities have the discretion to authorize price adjustments based on the local conditions and the level of local economic development. Only the manufacturer of a medicine and it must apply either to the NDRC, if the price of the medicine is nationally regulated, or to the provincial price control authorities in the province where it is registered, if the price of the medicine is provincially regulated. For a provincially regulated medicine, when provincial price control authorities approve an application, they will file the new approved price with the NDRC for confirmation and thereafter the newly approved price will become binding and enforceable across China.

At present, none of YSTP’s products are subject to price controls.

Tendering Requirement for Hospital Purchases of Medicines

Provincial and municipal government agencies such as provincial or municipal health departments also operate a mandatory tendering process for purchases by state-owned hospitals of a medicine included in provincial medicine catalogs. These government agencies organize a tendering process once every year in their province or city and typically invite manufacturers of provincial catalog medicines that are on the hospitals’ formularies and are in demand by these hospitals to participate in the tendering process. A government-approved committee consisting of physicians, experts and officials is delegated by these government agencies the power to review bids and select one or more medicines for the treatment of a particular medical condition. The selections based on a number of factors, including bid price, quality and manufacturer’s reputation and service. The bidding price of a wining medicine will become the price required for purchases of that medicine by all state-owned hospitals in that province or city. This price. however, is effective for only one year before the following year’s tendering process, where the manufacturer of the wining medicine must submit a new bid. The tendering requirement was first introduced in 2004 and has since been implemented across China. TBET reports that that level of present implementation of the tendering requirement varies among different provinces in China.

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Highlights of the PRC Government 3-Year Health Care Plan

The Chinese plan1. aims to provide “equitable and universal access to essential health care for all in China.” Highlights from the plan include the following:

- $124 Billion over 3 Years: “Under the 850 billion yuan (124 billion U.S. dollars) plan for 2009 to 2011, the government promised universal access to basic health insurance, introduction of an essential drug system, improved primary health care facilities, equitable access to basic public health services and pilot reform of state-run hospitals.”

- Rural Focus: “The plan did not elaborate how the 850 billion yuan, including 331.8 billion yuan from the central budget, would be used. But it is widely expected to be spent on subsidizing basic medical insurance programs, supporting grassroots-level health facilities and in underdeveloped western and rural regions.”

- 90% Coverage Target: “China wants to have more than 90% of its population covered by some sort of basis medical insurance by 2011.”

- Government Authored List of Essential Drugs: “To lower prescription costs, which have drawn much criticism, the government will promote a system of essential medicines for state-run hospitals, clinics and pharmacies. A list of essential drugs will be published this year.”

- Cutting Hospital Service Cost is a Key Objective: “The reformers want to designate essential drugs, at controlled prices, to cut the cost of hospital services, while promising to increase funding to non-profit state-run hospitals and clinics that will continue to be dominant service providers.”

- Increased Focus on Minor Diseases: “The insurance system’s principle will shift from major diseases to also covering minor diseases. Commercial medical care insurance will also be made available to meet individual needs, according to the guidelines.”

- Basic Medical Insurance to Cover all Listed Drugs: “The document said China will speed up the establishment of a drug supply system to ensure basic supply and safety. The system is based on a catalogue of necessary drugs that are produced and distributed under government control and supervision. The basic medical insurance will cover all listed drugs to effectively provide access to a range of basic medicines and to reduce quality problems, and prevent manufacturers and business people from circumventing the government’s price controls.” 2.

- Targeting 900 Million Rural Farmers: “China is backward in offering good public medical care. Hotels in large cities are often full of hopeful patients who complain about how long they must wait to register at hospitals and be treated. The less-developed rural regions, where 900 million farmers live, are even worse off in terms of medical facilities and staff, and the gap has continued to widen with the country’s fast urbanization.”3.

- 2,000 Hospitals, 3,700 Clinics, and 13,400 Health Service Centers to be Built: “China will set up at least one clinic in every village within three years to improve the health care at grassroots level, according to an implementation plan for medical reform released by the State Council in Beijing on Tuesday. The government will also support the construction of 2,000 hospitals at the county level to guarantee that each county has a hospital that meets the national standard, the three-year plan (2009-2011) said, adding that more township hospitals and clinics will be built or expanded in 2009. The country will build or renovate 3,700 community clinics and 11,000 health service centers in urban areas within three years. The central government will also build 2,400 such centers in underdeveloped urban areas during the same period. In spite of the country’s economic progress, the development of health care services in rural areas has lagged behind because most medical facilities and doctors are in cities, the plan said.”4.

1 http://www.gov.cn/english/2009-04/07/content_1279122.htm

2 http://www.gov.cn/english/2009-04/06/content_1278759.htm

3 http://www.gov.cn/english/2009-04/07/content_1279230.htm

4 http://www.gov.cn/english/2009-04/07/content_1279450.htm

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Highlights from the PRC Government White Paper: “Status Quo of Drug Supervision in China”

In July, 2008, The Information Office of the State Council published a white paper titled “Status Quo of Drug Supervision in China”. Following are highlights from the report:

- With a 20% Compound Annual Growth Rate from 2000 – 2007, TCM Represents Approximately 27% of China’s Pharma Market: “Traditional Chinese medicine (TCM) and folk medicine are special characteristics and advantages of Chinese medical science, and also important parts of the splendid culture of the Chinese nation. So far, more than 9,000 kinds of TCM preparations have been approved by the state to be sold on the market, and about 58,000 approval numbers have been granted. In 2007, the industrial output value of TCM reached 177.2 billion yuan, accounting for 26.53 percent of the total pharmaceutical industrial output value. The Chinese government attaches great importance to TCM’s role in the prevention and treatment of diseases, has drawn up a series of administrative regulations and policies, works constantly to improve the supervision of TCM, and promotes the steady improvement of the quality of TCM.”

- Constant improvement of the national TCM standards system: “There are 7,014 national standards for TCM. Among them, the 2005 Pharmacopoeia of the People’s Republic of China records 582 kinds of Chinese crude drugs, prepared slices of Chinese crude drugs, fats and extracts, as well as 564 kinds of TCM preparations. Standards made by the ministry and bureaus record 438 Chinese crude drugs and prepared slices of Chinese crude drugs, 4,690 TCM preparations, 308 crude folk drugs and 432 folk drug preparations. To ensure the safety and efficacy of TCM injections, and establish effective quality control methods, the state is enhancing the standardization of TCM injections. In 2000, the state launched the” Improvement of Quality Standards of TCM Injections with the Production Permission and Work on Fingerprints Chromatogram”, and issued the Technological Requirements of Fingerprint Chromatogram Research of TCM Injections. At present, China is working hard to improve the safety and quality control and indices of 123 kinds of TCM injections sold on the market, fix the production areas of crude drugs of TCM injections, strictly control the quality of raw materials, intermediate products and finished products, and realize overall quality control for production and processing.”

Protection to Encourage the Invention of New Drugs:

“To prevent generic drugs from freely using the research and development data of new drugs, and therefore hindering the motivation for inventing new drugs, China earnestly fulfills its commitments to the WTO and implements a data protection system for drugs… Furthermore, the state implements special evaluation and approval procedures to encourage the invention of new drugs and the development and research of new drugs for treating difficult, complicated and severe diseases.”

- Heightened Attention to Safety and the Legal Manufacturing and Use of Drugs: “The state has been steadily increasing its financial investment into drug safety supervision, with the emphasis on improving the drug safety testing level and ability, and providing technical support for the drug safety supervision work… China attaches great importance to the building of a legal system for drug safety supervision. In 1984 the Drug Administration Law of the People’s Republic of China was adopted by the Standing Committee of the National People’s Congress (NPC). For the first time, the research, production, selling and use of drugs were covered by legal stipulations, and the legal responsibility for the production and sale of counterfeit and inferior drugs was defined. This symbolizes that China’s drug administration work is now managed in accordance with the law. This Law was revised in 2001 to unify drug standards and abolish regional standards; heighten the legal responsibility for the production and sale of counterfeit and inferior drugs; and define Good Manufacturing Practice (GMP) and Good Supply Practice (GSP) as legal requirements. The Drug Administration Law of the People’s Republic of China and other relevant laws and regulations provide a legal guarantee for drug administration ensuring the drug quality and protecting people’s legal rights of drug use.”

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NASDAQ: **TBET**

Chinese Economic Data from The US-China Business Council

Source: http://www.uschina.org/statistics/economy.html

USCBC Description:[1] *"The US-China Business Council, Inc. (USCBC) is a private, nonpartisan, nonprofit organization of roughly 220 American companies that do business with China. Founded in 1973, USCBC has provided unmatched information, advisory, advocacy, and program services to its membership for more than three decades. Through its offices in Washington, DC; Beijing; and Shanghai, USCBC is uniquely positioned to serve its members' interests in the United States and China.*

USCBC's mission is to expand the US-China commercial relationship to the benefit of its membership and, more broadly, the US economy. It favors constructive engagement with China to eliminate trade and investment barriers and develop a rules-based commercial environment that is predictable and transparent to all parties."

General Economic and Financial Indicators, 2000-2009
(All figures are in billions of RMB or percent unless otherwise indicated)

Main indicators	2000	2001	2002	2003	2004
GDP	9,921.5	10,965.5	12,033.3	13,582.3	15,987.8
Real GDP growth (%)	8.4	8.3	9.1	10.0	10.1
Consumer price index	0.4	0.7	-0.8	1.2	3.9
Industrial value-added output*	2,539.5	2,832.9	3,299.5	4,199.0	5,480.5
% growth	17.8	11.6	16.5	27.3	30.5
Fixed-asset investment	3,291.8	3,721.3	4,350.0	5,556.7	7,047.7
% growth	10.3	13.0	16.9	27.7	26.8
Retail sales	3,910.6	4,305.5	4,813.6	5,251.6	5,950.1
% growth	9.7	10.1	11.8	9.1	13.3
Urban per capita disposable income (RMB)	6,280.0	6,859.6	7,702.8	8,472.2	9,421.6
% growth	7.3	9.2	12.3	10.0	11.2
Rural per capita net income (RMB)	2,253.4	2,366.4	2,475.6	2,622.2	2,936.4
% growth	1.9	5.0	4.6	5.9	12.0
Unemployment rate**	3.1	3.6	4.0	4.3	4.2

Main indicators	2005	2006	2007	2008	2009
GDP	18,321.7	21,192.4	25,730.6	30,067.0	33,535.3
Real GDP growth (%)	10.4	11.6	13.0	9.0	8.7
Consumer price index	1.8	1.5	4.8	5.9	-0.7
Industrial value-added output*	7,218.7	9,107.6	11,704.8	NA	NA
% growth	31.7	26.2	28.5	12.9	11.0
Fixed-asset investment	8,877.4	10,999.8	13,732.4	17,282.8	22,484.6
% growth	26.0	23.9	24.8	25.9	30.1
Retail sales	6,717.7	7,641.0	8,921.0	10,848.8	12,534.3
% growth	12.9	13.7	16.8	21.6	15.5
Urban per capita disposable income (RMB)	10,493.0	11,759.5	13,785.8	15,780.8	17,175
% growth	11.4	12.1	17.2	14.5	8.8
Rural per capita net income (RMB)	3,254.9	3,587.0	4,140.4	4,760.6	5,153.0
% growth	10.8	10.2	15.4	15.0	8.2
Unemployment rate**	4.2	4.1	4.0	4.2	NA

1 http://www.uschina.org/more.html

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Initiating Coverage:

Tibet Pharmaecuticals, Inc.

NASDAQ: TBET

Discussion of TBET Financials

Balance Sheet as of 12/31/10

Current Assets

$21.1 million, including $7.6 million in cash and equivalents and $12.2 million in accounts receivable, which increased from $4.2 million as of 12/31/09. Cash increased from$4.1 million as of 12/31/09 to $7.6 million as of 12/31/10. As of 12/31/10, TBET had determined that no allowance for uncollectible accounts was necessary.

Current Liabilities

$4.7 million compared to $3.8 million as of 12/31/09.

Working Capital

$16.4 million as of 12/31/10, a current ratio of 4.5x. Working capital as of 12/31/09 was $6.4 million.

Total Assets

$28.2 million, including $6.2 million in property / plant / equipment.

Total Liabilities

As of 12/31/10, TBET had no long term liabilities having repaid a $3.6 million long-term debt.

Stockholders’ Equity

$23.5 million, or $1.99 in book value per share as of 12/31/10, prior to the Company’s January IPO. Stockholders’ equity as of 12/31/09 was $10.5 million. Additional paid in capital as of 12/31/10 was $8.5 million, with $9.5 million in retained earnings.

Statutory Reserve

In accordance with PRC for WOFE, TBET has allocated 10% of after tax income to statutory surplus reserves and statutory public welfare fund. Statutory Reserve funds are restricted for set off against losses, expansion of production and operation or increase in register capital of the respective company. Statutory public welfare fund is restricted to the capital expenditures for the collective welfare of employees. These reserves are not transferable to the Company in the form of cash dividends, loans or advances. These reserves are therefore not available for distribution except in liquidation. As of December 31, 2010 and 2009, the Company had allocated $4,140,903 and $2,811,323, respectively, to these non-distributable reserve funds.

www.MurphyAnalytics.com | www.TibetPharmaceuticals.com Page 20 of 31

Murphy Analytics

April 19, 2011 Equity Research

Initiating Coverage:

Tibet Pharmaecuticals, Inc.

NASDAQ: TBET

Operating Results for the Year Ended 12/31/10

Sales, net

$32.3 million, an increase of 40% over 2009. Two customers accounted for 28.8% of 2010 revenue, down from 35.7% of 2009 revenue

Gross Profit

$16.2 million, an increase of 38% over 2009. Gross profit margin for 2010 was 50% versus 50.8% for 2009.

Selling / General / Administrative Expense

$2.9 million for 2010 versus $2.3 million for 2009.

Income from Operations

$13.3 million, an increase of 41% over 2009.

Comprehensive Income

An increase of 48% to $13.8 million or $1.11 / share for 2010 versus $9.3 million, or $0.79 per share for 2009. Net margin of 36.5% for 2010 versus 40.4% for 2009.

Income Taxes

TBET is entitled to exemption from PRC tax between 2008 and 2012. The dollar effect of this benefit was $3,285,521 in 2010 and $2,311,245 for 2009, or $0.28 per share for 2010 and $0.20 per share for 2009.

Income Taxes

TBET is entitled to exemption from PRC income tax between 2008 and 2012. The dollar effect of this benefit was $3,285,521 in 2010 and $2,311,245 for 2009, or $0.28 per share for 2010 and $0.20 per share for 2009.

www.MurphyAnalytics.com | www.TibetPharmaceuticals.com Page 21 of 31

Murphy Analytics

April 19, 2011 Equity Research

Initiating Coverage:

Tibet Pharmaecuticals, Inc.

NASDAQ: TBET

TBET Initial Public Offering, Share Count, and Use of Proceeds

Initial Public Offering

On January 24, 2011, the Company completed its initial public offering (“IPO”) of 3,000,000 ordinary shares at $5.50 per

share. Net proceeds to TBET were $14.4 million.

Stock Option Plan

TBET’s Board of Directors and shareholders have approved a

stock option plan to employees and directors to be implemented following the completion of this offering. This plan authorizes the issuance of up to 5% of the number of ordinary shares

outstanding after this offering. The options will have exercise prices equal to the fair market value of TBET ordinary shares on the date of grant. In addition, the options will vest over five years (20% per year) and have terms of ten years. No options have been granted as of December 31, 2010.

Current Estimated and Potential Share Count

Following is an estimate of the current outstanding share count for TBET and an estimate of the total potential share count:

Shares Outstanding 3/30/11 14,812,500

Placement Agent Warrants -

exercise price of $6.875

180,000

IR Warrants 33,334

Total Potential Outstanding Shares 15,025,834

Use of Proceeds

TBET does not have a definitive plan to use the proceeds

of the offering in particular ways. Generally, the Company

intends to use the net proceeds of this offering to support and expand YSTP’s operations, with particular priority to efforts to expand its production and marketing capabilities as well

as to strengthen and expand the distribution network. The

precise amounts and percentage of proceeds we would devote

to particular categories of activity will depend not only on the total amount of proceeds generated in the offering, but also on prevailing market and business conditions as well as on the nature of particular opportunities that may arise from time to time. Similarly, the priority of prospective uses of proceeds will depend on business and market conditions are they develop.

Accordingly, TBET reserves the right to change the use of

proceeds described below. Based on preliminary planning,

TBET anticipates that the proceeds of the will be allocated to the following major categories of expense in approximately the following manner:

- Build distribution channel; 44%

- Brand awareness, marketing, advertising: 17%

- Production equipment upgrade: 17%

- Working capital, advance to distributors: 15%

- Sarbanes-Oxley Compliance Related Fees: 7%

www.MurphyAnalytics.com | www.TibetPharmaceuticals.com Page 22 of 31

Murphy Analytics
April 19, 2011 Equity Research

Initiating Coverage:
Tibet Pharmaecuticals, Inc.
NASDAQ: TBET

Potential TBET Cash Flows

TBET's historical results are presented below as a reference for potential future cash flows:

TBET Historical Results	2010	%	2009	%	2008	%
Sales, net	$32,364,975		$23,008,031		$15,580,269	
Cost of sales	($16,189,532)		($11,303,118)		($7,857,884)	
Gross Profit	$16,175,443	50%	$11,704,913	51%	$7,722,385	50%
Selling / General / Administrative Expense	($2,860,391)		($2,289,036)		($1,630,425)	
Income from operations	$13,315,052		$9,415,877		$6,091,960	
Interest Income	$23,817		$14,062		$19,172	
Interest expense / bank charges	($187,569)		($184,961)		($177,649)	
Other Income / Expense	($9,215)		$0		$0	
Total Other Income / Expense	($172,967)		($170,899)		($158,477)	
Net Operating Income	$13,142,085	41%	$9,244,978	40%	$5,933,483	38%
Income Taxes	$0		$0		$0	
Net Income	$13,142,085		$9,244,978		$5,933,483	
Other Comprehensive Income	$644,653		$42,693		$0	
Comprehensive Income	$13,786,738		$9,287,671		$5,933,483	
Share Outstanding	11,805,267		11,633,322		11,633,322	
EPS	$1.17		$0.80		$0.51	

TBET 2010 Results with Taxes , Estimated Fully Diluted Share Count and and without Comprehensive Income	2010	%
Sales, net	$32,364,975	
Cost of sales	($16,189,532)	
Gross Profit	$16,175,443	50%
Selling / General / Administrative Expense	($2,860,391)	
Income from operations	$13,315,052	
Interest Income	$23,817	
Interest expense / bank charges	($187,569)	
Other Income / Expense	($9,215)	
Total Other Income / Expense	($172,967)	
Net Operating Income	$13,142,085	41%
Income Taxes at 25%	($3,285,521)	
Net Income	$9,856,564	
Other Comprehensive Income	$0	
Comprehensive Income	$9,856,564	
Estimated Shares Outstanding	15,025,000	
EPS	$0.66	

As noted previously, TBET is exempt from paying taxes to the PRC government through 2011. The adjacent table shows TBET 2010 results for 2010, assuming the Company had paid taxes at a 25% corporate tax rate, and had no Other Comprehensive Income, which represents a foreign currency translation adjustment. Additionally, the results are presented as if all currently outstanding shares had been outstanding for all of 2010. Applying all these assumptions results in an adjusted EPS of $0.66 per fully diluted share.

www.MurphyAnalytics.com | www.TibetPharmaceuticals.com

Page 23 of 31

Murphy Analytics

April 19, 2011 Equity Research

Initiating Coverage:

Tibet Pharmaecuticals, Inc.

NASDAQ: TBET

Potential 2011 Results with 10% Growth MA Estimate %

Sales, net $35,601,473

Cost of sales ($17,800,736)

Gross Profit $17,800,736 50%

Selling / General / Administrative Expense ($3,250,000)

Income from operations $14,550,736

Interest Income $0

Interest expense / bank charges ($225,000)

Other Income / Expense $0

Total Other Income / Expense ($225,000)

Net Operating Income $14,325,736 40%

Income Taxes at 25% ($3,581,434)

Net Income $10,744,302

Other Comprehensive Income $0

Comprehensive Income $10,744,302

Estimated Shares Outstanding 15,025,000

EPS $0.72

If it is assumed that TBET can deliver 10% revenue growth, with similar gross profit and net income margins, Murphy Analytics (MA) is estimating that the company could deliver EPS of $0.72 per share, even if comprehensive income is adjusted downward for the income taxes that TBET will not pay in 2011. The taxes are included to serve as a reference point for potential earnings in 2012, when TBET will pay taxes. MA is estimating that the benefit of this tax holiday for 2011 may be $3.58 million, or $0.24 per share, implying actual 2011 EPS may be closer to $0.96 per share, ignoring any foreign currency translation.

Given that TBET’s 2010 revenue grew 40% over 2009 and more than doubled since 2008, a revenue growth of 10% for 2011 is assumed to be very conservative, especially in light of the Company’s already strong cash position and $14.4 million in IPO proceeds available to invest in future growth opportunities.

www.MurphyAnalytics.com | www.TibetPharmaceuticals.com Page 24 of 31

Murphy Analytics
April 19, 2011 Equity Research
Initiating Coverage:
Tibet Pharmaecuticals, Inc.
NASDAQ: **TBET**

PowerShares Dynamic Biotechnology & Genome Portfolio (Fund) and Dynamic Pharmaceuticals Portfolio (Fund)

PowerShares Dynamic Biotechnology & Genome Portfolio (Fund)[1]	PowerShares Dynamic Dynamic Pharmaceuticals Portfolio (Fund)[2]
Recent 52 Week Performance: PBE Daily 24 22 20 18 16 M J J A S O N D 11 F M	**Recent 52 Week Performance:** PJP Daily 25 20 15 M J J A S O N D 11 F M
Recent Top Holdings: Alexion Pharmaceuticals Inc. 5.14% Biogen Idec Inc. 5.09% Waters Corp. 5.06% Gilead Sciences Inc. 5.03% Amgen Inc. 4.88% Sigma-Aldrich Corp. 4.87% Life Technologies Corp. 4.67% Illumina Inc. 4.62% Ariad Pharmaceuticals Inc. 3.36% PDL BioPharma Inc. 3.32%	**Recent Top Holdings:** Pfizer Inc. 4.95% Gilead Sciences Inc. 4.88% Bristol-Myers Squibb Co. 4.88% Abbott Laboratories 4.86% Eli Lilly & Co. 4.81% Merck & Co Inc 4.75% Amgen Inc. 4.74% Johnson & Johnson 4.58% Questcor Pharmaceuticals Inc. 3.70% Medicis Pharmaceutical Corp. 3.43%
Recent Select Metrics: Price/Earnings Multiple: 17.7x Average Market Cap: $8.1 billion Price/Book Multiple: 3.8x Return on Equity: 12.1% 1 Year Performance: 31% Ticker: **PBE**	**Recent Select Metrics:** Price/Earnings Multiple: 12.5x Average Market Cap: $37 billion Price / Book: 2.9x Return on Equity: 19.7% 1 Year Performance: 27% Ticker: **PJP**
Methodology: The underlying index is comprised of stocks of 30 U.S. biotechnology and genome companies. These are companies that are principally engaged in the research, development, manufacture, marketing and distribution of various biotechnological products, services and process, and also includes companies that benefit significantly from scientific and technological advances in biotechnology and genetic engineering and research.	**Methodology:** The PowerShares Dynamic Pharmaceuticals Portfolio (Fund) is based on the Dynamic Pharmaceuticals Intellidex Index (Index). The underlying index is comprised of stocks of 30 U.S. pharmaceuticals companies engaged in the research, development, manufacture, sale or distribution of pharmaceuticals and drugs of all types.

1 http://www.invescopowershares.com/products/overview.aspx?ticker=pbe
2 http://www.invescopowershares.com/products/overview.aspx?ticker=pjp

www.MurphyAnalytics.com | www.TibetPharmaceuticals.com
Page **25** of **31**

Murphy Analytics
April 19, 2011 Equity Research

Initiating Coverage:
Tibet Pharmaceuticals, Inc.
NASDAQ: **TBET**

PowerShares Golden Dragon Halter USX China Portfolio (Fund) and PowerShares Zacks Micro Cap Portfolio (Fund)

PowerShares Golden Dragon Halter USX China Portfolio (Fund)[1]	PowerShares Zacks Micro Cap Portfolio (Fund)[2]
Recent 52 Week Performance:  PGJ Daily 30 25 20 M J J A S O N D 11 F M	**Recent 52 Week Performance:**  PZI Daily 14 12 10 8 M J J A S O N D 11 F M
Recent Top Holdings: PetroChina Co. Ltd. ADS 6.16% Baidu Inc. ADS 5.89% Yanzhou Coal Mining Co. Ltd. ADS 4.96% CNOOC Ltd. ADS 4.75% China Telecom Corp. Ltd. ADS 4.64% China Life Insurance Co. Ltd. (ADS) 4.63% China Petroleum & Chemical Corp. ADS 4.50% China Mobile Ltd. ADS 4.46% Aluminum Corp. of China Ltd. ADS 4.42% China Unicom (Hong Kong) Ltd. ADS 4.40%	**Recent Top Holdings:** TPC Group Inc. 0.32% Conn's Inc. 0.31% UTStarcom Inc. 0.31% ICF International Inc. 0.29% Furniture Brands International Inc. 0.29% Gray Television Inc. 0.29% Majesco Entertainment Co. 0.29% Movado Group Inc. 0.29% eMagin Corp. 0.28% SeaChange International Inc. 0.28%
Recent Select Metrics: Price/Earnings Multiple: 15.4 Average Market Cap: $24 billion Price/Book Multiple: 1.9x Return on Equity: 17.7% 1 Year Performance: 11.3% Ticker: PGJ	**Recent Select Metrics:** Price/Earnings Multiple: 15.2x Average Market Cap: $402 million Price / Book: 1.2x Return on Equity: 4.6% 1 Year Performance: 23% Ticker: PZI
Methodology: The PowerShares Golden Dragon Halter USX China Portfolio (Fund) is based on the Halter USX China Index (Index). The Index is composed of U.S. listed securities of companies that derive a majority of their revenue from the People's Republic of China. The Index is designed to provide insight and access to the unique economic opportunities taking place in China.	**Methodology:** The PowerShares Zacks Micro Cap Portfolio (Fund) is based on the Zacks Micro Cap Index (Index). The Index is designed to identify a group of micro cap stocks with the greatest potential to outperform passive benchmark micro cap indexes and other actively managed U.S. micro cap strategies. Due to their low correlation to large, medium and small sized companies, micro caps may complement existing blended portfolios by improving risk adjusted performance.

1 http://www.invescopowershares.com/products/overview.aspx?ticker=pgj
2 http://www.invescopowershares.com/products/overview.aspx?ticker=pzi

www.MurphyAnalytics.com | www.TibetPharmaceuticals.com

Page 26 of 31

Murphy Analytics

April 19, 2011 Equity Research

Initiating Coverage:

Tibet Pharmaecuticals, Inc.

NASDAQ: TBET

U.S. Dollar and Chinese Yuan Renminbi

Background on China’s Currency Policy:

Beginning in July of 2005, the PRC government changed its policy of pegging the value of Renminbi to the U.S. dollar.

Under the new policy, the value of the Renminbi has fluctuated within a narrow and managed band against a basket of certain foreign currencies. However, the Chinese government has come under increasing U.S. and international pressure to revalue the

Renminbi or to permit it to trade in a wider band, which many observers believe would lead to substantial appreciation of the

Renminbi against the U.S. dollar and other major currencies. There can be no assurance that Renminbi will be stable against the U.S. dollar.

Historical and Recent Conversion Relationship:

Following are the recent conversion rates and a chart showing the appreciation of the Chinese Yuan (CNY) versus the United

States dollar ($). Recent conversion rates were:

1 CNY = $0.153

$1 = 6.536 CNY

Source: http://finance.yahoo.com/currency-converter/#from=CNY;to=USD;amt=1

www.MurphyAnalytics.com | www.TibetPharmaceuticals.com Page 27 of 31

Murphy Analytics
April 19, 2011 Equity Research
Initiating Coverage:
Tibet Pharmaceuticals, Inc.
NASDAQ: TBET

TBET Corporate Structure


Tibet Pharmaceuticals, Inc.
(TBET)
BVI
100%
93%
China Tibetan Pharmaceuticals
Limited (CTP)
Hong Kong
YSTP Shareholders
100%
100%
Yibo Information
Consulting (Shenzhen)
Company Ltd.
(WFOE)
China
Yunnan Shangri-La Tibetan
Pharmaceutical Group
Limited (YSTP)
China

Equity Interest

- - - - - - - - Contractual arrangements including Entrusted Management Agreement and Exclusive Option Agreement

Tibet Pharmaceuticals Inc. (the "Company"), (formerly known as Shangri-La Tibetan Pharmaceuticals, Inc.), was incorporated on December 22, 2009 under the laws of British Virgin Islands. In July 2010, the Company changed its name to Tibet Pharmaceuticals, Inc. China Tibetan Pharmaceuticals Limited ("CTP"), the Company's 100% owned subsidiary, was established in Hong Kong on January 6, 2010. Other than the equity interest in CTP, the Company does not own any assets or conduct any operations. CTP holds all of the outstanding equity interest in Yibo Information Consulting (Shenzhen) Company Ltd., a company established on March 18, 2010 in the PRC as a wholly foreign owned enterprise ("WFOE"). Other than the equity interest in WFOE, CTP does not own any assets or conduct any operations. Yunnan Diqing Shangri-La Tibetan Medicine Co., Ltd was incorporated on April 19, 2000 as a domestic Chinese corporation. On December 24, 2002, it changed its name to Yunnan Shangri-La Tibetan Pharmaceutical Group Limited ("YSTP"). YSTP is engaged in manufacturing, marketing, selling, researching and developing modernized traditional Tibetan medicines in China. WFOE conducts its business through YSTP via a series of contractual arrangements. YSTP is consolidated as a variable interest entity ("VIE"). The Company does not conduct any substantive operations of its own, but conducts its primary business operations through WFOE's VIE. The Company controls its interest in the VIE through WFOE. Effective control over the VIE was transferred to the Company through the series of contractual arrangements without transferring legal ownership in the VIE ("reorganization"). As a result of these contractual arrangements, the Company has the ability to approve decisions made by the VIE and is entitled to substantially all of the economic benefits of the VIE. Chinese laws and regulations currently do not prohibit or restrict foreign ownership in pharmaceutical manufacturing businesses. However, Chinese laws and regulations do prevent direct foreign investment in certain industries. On March 26, 2010, to protect the Company's shareholders from possible future foreign ownership restrictions, YSTP and all of the shareholders of YSTP entered into an entrusted management agreement, one of the VIE agreements, with WFOE, which provides that WFOE will be entitled to the full guarantee for the performance of such contracts, agreements or transactions entered into by YSTP. WFOE is also entitled to receive the residual return of YSTP. As a result of the agreement, WFOE will absorb 100% of the expected losses and gains of YSTP, which results in WFOE being the primary beneficiary of YSTP. WFOE also entered into a pledge of equity agreement with the principal shareholders, who pledged all their equity interest in these entities to WFOE. The pledge of equity agreement, which was entered into by each principal shareholder, pledged each of the principal shareholders' equity interest in WFOE as a guarantee for the entrustment payment under the Entrusted Management Agreement. The provincial Administration for Industry and Commerce approved and registered such pledge of equity by which WFOE owns the right of pledge legally. In addition, WFOE entered into an option agreement to acquire the principal shareholders' equity interest in these entities at such times as it may wish to do so.

www.MurphyAnalytics.com | www.TibetPharmaceuticals.com
Page 28 of 31

Murphy Analytics

April 19, 2011 Equity Research

Initiating Coverage:

Tibet Pharmaecuticals, Inc.

NASDAQ: TBET

TBET Risks

TBET operations and share performance is subject to a number of risks and uncertainties, outlined in detail in Company filings with the SEC. Murphy Analytics recommends that these filings be read in conjunction with this report. Risks include:

- TBET recent operating history makes it difficult to evaluate future prospects and results of operations.

- TBET and YSTP are subject to a variety of risks inherent in the business of developing, manufacturing and marketing pharmaceutical products, and more particularly traditional Tibetan medicines, in China.

- YSTP’s ability to develop new Tibetan pharmaceutical products is uncertain.

- YSTP’s operations are capital-intensive, and its business could be adversely affected if it fails to maintain sufficient levels of working capital. TBET future capital needs are uncertain and the Company may need to raise additional funds in the future.

- TBET presently has a limited number of commercialized products, and is dependent on two products for the vast majority of sales revenue.

- YSTP is dependent on access to raw materials, the availability and quality of which may vary. TBET may be unable to consistently purchase needed raw materials of high quality.

- TBET depends on the skill and expertise of YSTP’s and internal research and development and executive personnel. If TBET is unable to attract, train, retain and motivate salespeople, sales of products may be materially and adversely affected.

- YSTP operates in a highly competitive marketplace, which could adversely affect sales and financial condition.

- TBET may not be able to manage the expansion of operations effectively.

- If TBET does not keep pace with rapid technological change, the Company will be unable to capture and sustain a strong market position.

- YSTP’s products may prove to have side effects. If side effects associated with its current or future products, or with traditional Tibetan medicines generally, are significant, TBET may face regulatory, legal and commercial difficulties that could materially adversely affect revenues and operating results.

- The retail prices of YSTP’s principal products could, in the future, be subject to government price controls.

- YSTP may not be able to obtain manufacturing or marketing approval from SFDA (State Food and Drug Administration) for YSTP’s future products, and failure to obtain approvals for YSTP’s future products could materially harm business prospects.

- Adverse publicity associated with the Company or YSTP’s products could have a material adverse effect on results of operations.

- TBET may not be able to sufficiently and promptly respond to rapid changes in government regulation, treatment of diseases and customer preferences in the Chinese pharmaceutical industry, which may adversely affect business, financial condition and results of operations.

- TBET may incur additional environmental protection costs.

- The Chinese government could cancel its preferential tax policy, and subject

TBET to income tax.

- The loss of any of YSTP’s significant customers could reduce revenues and profitability.

- YSTP’s products are not included in national and provincial medicine catalogs of the NMIP (National Medical Insurance Program).

- Failure to obtain approval from the SFDA to convert a provisional national production standard of YSTP’s principal products to a national final production standard would require YSTP to suspend or cease the production of these products.

- TBET does not have business interruption, litigation, product liability or other insurance.

- TBET may not pay dividends

- YSTP’s failure to protect its intellectual property rights may undermine its competitive position, and litigation to protect its intellectual property rights or defend against third-party allegations of infringement may be costly and ineffective.

- TBET may be exposed to infringement or misappropriation claims by third parties, which, if adversely determined against the Company, could cause the Company to pay significant damage awards.

- Customers may confuse YSTP’s products with products of other traditional Tibetan or Chinese medicine companies that use the Chinese characters of “Tibet” or “Shangri-La” in their company names even where such use is not intended to infringe Company trademarks.

- TBET’s future success depends in part on the ability to make strategic acquisitions and investments. The Company’s failure to consummate or handle the risks associated with these acquisitions and investments could have a material adverse effect on market penetration and revenue growth.

- Since most of TBET officers reside outside the United States, shareholders may find it difficult to enforce their rights under U.S. federal securities laws.

- The PRC government may determine that the Control Agreements are not in compliance with applicable PRC laws, rules and regulations.

- TBET’s ability to manage and operate YSTP under the Control Agreements may not be as effective as direct ownership. Affiliates of

TBET and YSTP may be able to terminate the contractual relationships between WFOE and YSTP.

www.MurphyAnalytics.com | www.TibetPharmaceuticals.com

Murphy Analytics
April 19, 2011 Equity Research
Initiating Coverage:
Tibet Pharmaceuticals, Inc.
NASDAQ: TBET

TBET and Comparable ETF Performance Chart from quotemedia.com

TBET: Tibet Pharmaceuticals, Inc.	**^Compx:** Nasdaq Composite	**PBE:** PowerShares Dynamic Biotechnology & Genome Portfolio
PJP: PowerShares Dynamic Pharmaceuticals Portfolio	**PGJ:** PowerShares Golden Dragon Halter USX China Portfolio	**PZI:** PowerShares Zacks Micro Cap Portfolio


3 Month Comparative - TBET
TBET: -25.89%
^COMPX: 2.86%
PBE: 1.86%
PJP: 6.50%
PGJ: 5.13%
PZI: 2.75%
10.00%
5.00%
0.00%
-5.00%
-10.00%
-15.00%
-20.00%
-25.00%
Feb
Mar
Apr
April 8, 2011
© quotemedia.com

Glossary of Select Abbreviations

- "China" and the "PRC" are to the People's Republic of China,
- "GMP" means Good Manufacturing Practices, a certification program applicable to Chinese pharmaceutical producers;
- "NMIP" means the National Medical Insurance Program, China's national medical insurance program;
- "NDRC" means the National Development and Reform Commission, which imposes price controls on some pharmaceutical products;
- "RMB", "Renminbi" and ¥ are to the legal currency of China;
- "SAFE" means China's State Administration of Foreign Exchange;
- "SFDA" means the State Food and Drug Administration of the PRC;
- "TCM" means traditional Chinese medicine;
- ("WFOE") means Wholly Owned Foreign Enterprise
- "YSTP" is to Yunnan Shangri-La Tibetan Pharmaceutical Group Limited, a PRC company, which WFOE controls by contractual arrangements.

www.MurphyAnalytics.com | www.TibetPharmaceuticals.com
Page 30 of 31

Murphy Analytics

April 19, 2011 Equity Research

Initiating Coverage:

Tibet Pharmaceuticals, Inc.

NASDAQ: TBET

MURPHY ANALYTICS DISCLOSURES AND DISCLAIMERS

This report by Murphy Analytics LLC and the Analyst (together referred to as “MA”) on Tibet Pharmaceuticals, Inc. (the “Company”) is to be used for informational purposes only. Nothing in this report should be construed as investment advice or as an offer to buy or sell any securities. This report is based on information assumed to be reliable and accurate, but MA does not guarantee or make any representation with regard to its reliability, accuracy or completeness. MA made no attempt to independently verify the reliability, accuracy or completeness of this information utilized in the writing of this report. The opinions expressed in this report are subject to change without notice. MA accepts no liability with regard to any loss arising from any use of this report. Past performance of the Company should not be taken as an indication or guarantee of future performance, and no representation or warranty, expressed or implied, is made by MA regarding future performance. Any security discussed in this report may be deemed speculative and therefore not appropriate or suitable for all investors. This report contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on estimates and projections made by the Company and/or by MA. These estimates and projections are derived in part on assumptions, and are not guarantees of future performance. Because future performance is quite difficult to predict, actual outcomes and results may differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Such factors include, but are not limited to, the Company’s ability to execute effectively its business plan and acquisition strategy, failure by the Company to retain key personnel, changes in the markets in which the Company operates, the development of new products and services that compete with those offered by the Company, competitive pressures, economic and political conditions, changes in consumer behavior, the introduction of competing products having technological and/or other advantages, and other risks not contemplated by the Company or by MA. These and other risks are described in the Company’s filings with the Securities and Exchange Commission. These filings should be read in conjunction with the MA report. MA was paid $8,500 by the Company through Trilogy Capital Partners in advance of the publication of this report. MA assumes no responsibility to update information concerning the Company. MA owns no shares in the Company. No part of the compensation to MA is tied to any content contained in this report or any view expressed in this report. The Analyst for this report Patrick J. Murphy, CFA, has over 15 years of investment and transaction analysis across a range of asset classes including microcap equities, commercial real estate debt and equity, municipal derivatives and public finance, venture capital, fixed income, commercial MBS and mortgage REIT’s. In addition to his work with Murphy Analytics, Mr. Murphy also serves as a consultant to a municipal derivates advisory firm. Additionally, Murphy Analytics sometimes provides analytical services to various venture capital firms, privately held companies, non-profits and investor relations firms, including Trilogy Capital Partners or its affiliates. Mr. Murphy is an alumnus of the University of Notre Dame (1991), with an undergraduate degree in Economics, and earned a Masters Degree in Finance from St. Louis University in 1997. Mr. Murphy is a CFA Charterholder and a member of the CFA Society of St. Louis. I, Patrick J. Murphy, hereby certify that all views expressed in this report accurately reflect my personal views about the Company, and that no part of my compensation was or will be related to the views expressed in this report.

Analyst Contact Information:

Patrick J. Murphy, CFA

Analyst

Murphy Analytics

Phone 636-273-9440

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